EXHIBIT 12.1

101 Park Avenue, Suite 1700 New York, NY 10178 Tel (212) 878-7900 Fax (212) 692-0940 www.foxrothschild.com

September 8, 2022

MXY HOLDINGS INC.

3355 E. Spring Street, Suite 300

Long Beach, CA 90806

Ladies and Gentlemen:

We are acting as counsel to MXY Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing on this date of an offering statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Offering Statement contemplates the offering (the “Offering”) of up to 75,000,000 shares of voting common stock of the Company, par value $0.001 per share (the “Common Stock”, and such offered shares of Common Stock, the “Shares.”)

For the purposes of this opinion, we have examined original or a photostatic or certified copy of the following documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below:

(a)	a copy of the certificate of incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 30, 2021;

(b)	a copy of the bylaws of the Company, adopted effective November 30, 2021;

(c)	a copy of the certificate of good standing dated September 2, 2022, issued by Secretary of State of the State of Delaware in respect of the Company (the “Certificate of Good Standing”);

(d)

resolutions of the board of directors of the Company dated September 7, 2022, relating to the Offering and the transactions contemplated thereby, including resolutions of the directors approving, among other things, the Offering, the reservation for issuance and the issuance of the Shares pursuant thereto, and also the form of subscription agreement to be entered into between the Company and purchasers of the Shares;

(e)	a preemptive rights waiver of stockholders of the Company, related to the Offering, dated September 3, 2022; and

(f)	a waiver and written consent of stockholders of the Company, related to the Offering, dated September 7, 2022.

As to certain matters of fact, we have relied on a certificate of an officer of the Corporation, dated September 7, 2022 (the “Officer’s Certificate”).

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In such examination, we have assumed the genuineness and authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In connection with our examination, we have assumed the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), that any such signed electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s handwritten signature, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all documents and records reviewed by us. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any Shares offered and sold pursuant the Offering Statement, when issued by the Company, will have been duly executed on behalf of the Company and will have been countersigned by the Company’s transfer agent and registered by the Company’s registrar prior to its issuance. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation including, without limitation, the Officer’s Certificate

This opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and is based on these laws as in effect on the date hereof, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Common Stock. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion or matter may be inferred or implied herefrom.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares to be offered and sold pursuant to the Offering Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Shares and payment therefore in accordance with the provisions of the Subscriber Agreements (as such term is defined in the Offering Statement as of the date hereof) and the instruments executed pursuant to the Offering Statement, the Shares will be legally and validly issued, fully paid, and non-assessable.

The opinion expressed herein is rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
Fox Rothschild LLP

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